Exhibit 99


Contact:	Gail Jamin
Office:		(860) 665-5221


Northeast Utilities Announces New Shareholder Rights Plan

  	BERLIN, Connecticut, February 25, 1999 - The Board of Trustees of Northeast Utilities (NU) has adopted a Shareholder Rights Plan designed to protect its shareholders in the event of an unsolicited bid to acquire the company.

  	The plan was adopted to ensure fair and equitable treatment for all shareholders, and to encourage any unsolicited acquirer to negotiate a fair price for NU's shares with the Board. The plan will take effect upon approval of the Securities and Exchange Commission, expected in approximately 60 to 90 days.

  	"Adopting such a plan is the right thing to do at this time to protect the interests of our shareholders and assure that the best value for our company is realized in any business combination," said Michael G. Morris, NU chairman, president and chief executive officer.

  	"The Shareholder Rights Plan will afford the Board adequate time to consider a takeover proposal and, if appropriate, to explore strategic alternatives. It will force any potential unsolicited acquirer to negotiate directly with the Board for the benefit of all shareholders, and to provide an appropriate premium for a controlling portion of outstanding shares. The plan will not prevent takeover attempts nor have an impact on the company's ability to negotiate a friendly transaction, and does not limit the company's flexibility in any way."

  	NU shareholders each will receive one common share purchase right for each common share they own. Each right will be exercisable only if a person or group acquires, or offers to acquire, ownership of 15 percent or more of the outstanding common shares of NU.

  	If any person or group becomes an unsolicited acquirer, then each right will entitle its holder to purchase a certain number of common shares, depending on the then current market price, at a 50 percent discount. The rights are not exercisable by an unsolicited acquirer. NU's Board may choose to redeem the rights before they become exercisable.

   	Northeast Utilities is New England's largest electric utility, serving
1.7 million customers in Connecticut, New Hampshire and Western
Massachusetts.